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                                                                     EXHIBIT 4.2


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                SECOND SUPPLEMENTAL JUNIOR SUBORDINATED INDENTURE

                                     BETWEEN

                   REINSURANCE GROUP OF AMERICA, INCORPORATED

                                       AND

                              THE BANK OF NEW YORK,

                                   AS TRUSTEE

                         -------------------------------

                          DATED AS OF DECEMBER 8, 2005

                         -------------------------------

                  6.75% JUNIOR SUBORDINATED DEBENTURES DUE 2065

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                               TABLE OF CONTENTS

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                                                                                                     PAGE
                                                                                                     ----
                                            ARTICLE 1
                                           DEFINITIONS

Section 1.01.  Definition of Terms.............................................................        2

                                            ARTICLE 2
                                     TERMS OF THE DEBENTURES

Section 2.01.  Designation and Principal Amount................................................        10
Section 2.02.  Issue Date; Maturity............................................................        11
Section 2.03.  Place of Payment and Surrender for Registration of Transfer.....................        11
Section 2.04.  Registered Securities; Form; Denominations; Depositary..........................        11
Section 2.05.  Interest........................................................................        11
Section 2.06.  Optional Deferral Of Interest...................................................        13
Section 2.07.  Mandatory Deferral of Interest..................................................        14
Section 2.08.  Deferral of Interest in General.................................................        17
Section 2.09   Right to Optional Redemption by the Company.....................................        17
Section 2.10.  Events of Default...............................................................        18
Section 2.11.  Covenant Defaults...............................................................        19
Section 2.12.  Designation of Depositary.......................................................        20
Section 2.13.  Conversion......................................................................        21
Section 2.14.  Definitive Form of Debentures...................................................        21
Section 2.15.  Company Reports.................................................................        21
Section 2.16.  Other...........................................................................        21

                                            ARTICLE 3
                                            COVENANTS

Section 3.01.  Limitation on Company Payments..................................................        21
Section 3.02.  Sale of Common Stock During Mandatory Deferral Event............................        22

                                            ARTICLE 4
                                          SUBORDINATION

Section 4.01.  Senior Indebtedness.............................................................        23

                                            ARTICLE 5
                                          MISCELLANEOUS
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
Section 5.01.  Meetings and Voting.............................................................        24
Section 5.02.  Ratification of Indenture.......................................................        24
Section 5.03.  Debentures Unaffected by First Supplemental Indenture...........................        25
Section 5.04.  Trustee Not Responsible for Recitals............................................        25
Section 5.05.  Governing Law...................................................................        25
Section 5.06.  Severability....................................................................        25
Section 5.07.  Counterparts....................................................................        25
Section 5.08.  Successors and Assigns..........................................................        25

Exhibit A

     SECOND SUPPLEMENTEL JUNIOR SUBORDINATED INDENTURE, dated as of December 8, 2005 (this "SECOND SUPPLEMENTAL INDENTURE"), between REINSURANCE GROUP OF AMERICA, INCORPORATED, a Missouri corporation (the "COMPANY"), having its principal executive office at 1370 Timberlake Manor Parkway, Chesterfield, Missouri 63017-6039, and THE BANK OF NEW YORK, a New York banking corporation, as trustee (the "TRUSTEE"), having its principal corporate trust office at 101 Barclay Street, Floor 8 West, New York, New York 10286, supplementing the Junior Subordinated Indenture, dated as of December 18, 2001, between the Company and the Trustee (the "BASE INDENTURE", together with this Second Supplemental Indenture, the "INDENTURE").

      The Company executed and delivered the Base Indenture to the Trustee to provide for the issuance from time to time of its junior subordinated debentures, notes, bonds or other evidences of indebtedness (hereinafter generally called the "DEBT SECURITIES", and individually, a "DEBT SECURITY") to be issued in one or more series as might be determined by the Company under the Base Indenture, in an unlimited aggregate principal amount which may be authenticated and delivered as provided in the Base Indenture;

      Pursuant to the terms of this Second Supplemental Indenture, the Company desires to provide for the establishment of a new series Debt Securities to be known as the "6.75% Junior Subordinated Debentures due 2065" (the "DEBENTURES"), the form and substance of such Debentures and the terms, provisions and conditions thereof to be as set forth in the Indenture;

      The Company has requested that the Trustee execute and deliver this Second Supplemental Indenture. All requirements necessary to make this Second Supplemental Indenture a valid instrument in accordance with its terms (and to make the Debentures, when duly executed by the Company and duly authenticated and delivered by the Trustee, the valid and enforceable obligations of the Company) have been performed, and the execution and delivery of this Second Supplemental Indenture have been duly authorized in all respects.

      NOW, THEREFORE, THIS SECOND SUPPLEMENTAL INDENTURE WITNESSETH:

      For and in consideration of the premises and the purchase of Debentures by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportional benefit of all Holders of Debentures, as follows:

                                    ARTICLE 1
                                   DEFINITIONS

      Section 1.01. Definition of Terms.

      Unless the context otherwise requires:

      (a) a term not defined herein that is defined in the Base Indenture has the same meaning when used in this Second Supplemental Indenture;

      (b) a term defined anywhere in this Second Supplemental Indenture has the same meaning throughout;

      (c) the singular includes the plural and vice versa;

      (d) unless otherwise specified, any reference to a Section or Article is to a Section or Article of this Second Supplemental Indenture;

      (e) headings are for convenience of reference only and do not affect interpretation;

      (f) any reference herein to an agreement entered into in connection with the issuance of securities contemplated therein as of the date hereof shall mean such agreement as it may be amended, modified or supplemented in accordance with its terms; and

      (g) the following terms have the following meanings:

      "3-MONTH LIBOR" means, with respect to an Interest Payment Period, the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period that appears on Telerate Page 3750 as of 11:00 a.m. (London time) on the second London Banking Day immediately preceding the first day of such Interest Payment Period. The term "Telerate Page 3750" means the display on Bridge Telerate, Inc. on page 3750 or any successor service or page for the purpose of displaying the London interbank offered rates of major banks. If the 3-Month LIBOR cannot be determined as described above, the Company shall select four major banks in the London interbank market and shall request that the principal London offices of those four selected banks provide their offered quotations to prime banks in the London interbank market at approximately 11:00 a.m., London time, on the second London Banking Day immediately preceding the first day of such Interest Payment Period. These quotations will be for deposits in U.S. dollars for a three-month period. Offered quotations must be based on a principal amount equal to an amount that is representative of a single transaction in U.S. dollars in the market at the time. If two or more quotations are provided, 3-Month LIBOR for the Interest Payment Period will be the arithmetic mean of those quotations. If fewer than two quotations are provided, the Company will select three offered rates quoted by three major banks in New York City, on the second London Banking Day immediately preceding the first day of such Interest Payment Period. The rates quoted will be for loans in U.S. dollars, for a three -month period. Rates quoted must be based on a principal amount equal to an amount that is representative of a single transaction in U.S. dollars in the market at the time. If fewer than three New York City banks selected by the Company are quoting rates, 3-Month LIBOR for the applicable period will be the same as for the immediately preceding Interest Payment Period or, if a Fixed Rate of interest applies to such immediately preceding Interest Payment Period, the same as for the most recent fiscal quarter for which 3-month LIBOR can be determined.

      "ADJUSTED STOCKHOLDERS' EQUITY AMOUNT" means, as of any fiscal quarter end, the stockholders' equity of the Company as reflected on the Company's consolidated GAAP balance sheet as of such fiscal quarter end, minus accumulated other comprehensive income as reflected on such consolidated balance sheet.

      "ALTERNATIVE COUPON SATISFACTION MECHANISM" has the meaning set forth in
Section 3.02(a).

      "ANNUAL STATEMENT" means, as to an insurance Subsidiary, the annual statement of such insurance Subsidiary containing its statutory balance sheet and income statement as required to be filed by it with one or more state insurance commissioners or other state insurance regulatory authorities.

      "BANKRUPTCY DEFAULT" means an Event of Default specified in clause (5) or
(6) of Section 5.1 of the Base Indenture.

      "BASE INDENTURE" has the meaning set forth in the Recitals.

      "BENCHMARK QUARTER" has the meaning set forth in Section 2.07(b)(ii).

      "BUSINESS DAY" means any day which is not a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies located in New York City are authorized or obligated by law to close.

      "CALCULATION AGENT" means The Bank of New York, or such other Person as is appointed by the Company in its place.

      "COMMERCIALLY REASONABLE EFFORTS" by the Company to sell Common Stock means commercially reasonable efforts to complete the offer and sale of the Common Stock to third parties that are not Subsidiaries of the Company in public offerings or private placements; provided, that the Company shall be deemed to have used such Commercially Reasonable Efforts during a Market Disruption

Event regardless of whether the Company makes any offers or sales during such Market Disruption Event.

      "COMMISSION" means the Securities and Exchange Commission.

      "COMMON STOCK" means the common stock of the Company, par value $0.01 per share.

      "COMPANY" has the meaning set forth in the Recitals.

      "COMPANY ACTION LEVEL" has the meaning specified in subsection J of
Section 1 (or the relevant successor statute, if any) of the Model Act.

      "COMPARABLE TREASURY ISSUE" means the U.S. Treasury security selected by the Quotation Agent as having a term comparable to the period from the Redemption Date to December 15, 2015 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities with a term comparable to such period.

      "COMPARABLE TREASURY PRICE" means, with respect to a Redemption Date (1) the average of five Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations or (2) if the Quotation Agent obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

      "COMPOUNDED INTEREST" means additional interest on any accrued and unpaid interest to the extent permitted by applicable law, at the from time to time then applicable Fixed Rate compounded semi-annually, or at the from time to time then applicable Floating Rate compounded quarterly, as the case may be.

      "COVENANT DEFAULT" means a default in the performance, or breach, of any covenant or warranty of the Company in this Indenture (other than an Event of Default as defined in Section 2.10 hereof or a covenant or warranty that has been included solely for the benefit of Debt Securities of another series), and a continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to the Company by the Trustee, or to the Company and the Trustee by the Holders of a majority in principal amount of the Outstanding Debt Securities of such series, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default."

      "COVERED REINSURANCE SUBSIDIARY" means each of the Company's U.S. operating reinsurance Subsidiaries; provided, however, that Covered Reinsurance Subsidiary shall not include any special purpose captive reinsurance subsidiaries.

As of the date hereof, RGA Reinsurance Company is the only Covered Reinsurance Subsidiary.

      "DEBENTURES" or "DEBENTURE" has the meaning set forth in the Recitals.

      "DEBT SECURITIES" or "DEBT SECURITY" has the meaning set forth in the Recitals.

      "DTC" means The Depository Trust Company, a New York corporation, and its successors.

      "EXTENSION PERIOD" means an Optional Extension Period or a Mandatory Extension Period or a combination thereof, whether or not consecutive.

      "FIRST SUPPLEMENTAL INDENTURE" means the First Supplemental Junior Subordinated Indenture, dated as of December 18, 2001, to the Base Indenture.

      "FIXED RATE" has the meaning set forth in Section 2.05(a)(i).

      "FIXED RATE INTEREST PAYMENT DATE" has the meaning set forth in Section 2.05(a)(i).

      "FIXED RATE PERIOD" means from the date of initial issuance to December 15, 2015.

      "FLOATING RATE" has the meaning set forth in Section 2.05(b).

      "FLOATING RATE INTEREST PAYMENT DATE" has the meaning set forth in Section 2.05(b).

      "FLOATING RATE PERIOD" means the period from December 15, 2015 to the Stated Maturity.

      "FOREGONE INTEREST" has the meaning set forth in Section 2.07(e).

      "GAAP" means, at any date or for any period, U.S. generally accepted accounting principles as in effect on such date or for such period.

      "GLOBAL DEBENTURE" has the meaning set forth in Section 2.04(a).

      "H.15(519)" means the weekly statistical release designated as such, or any successor publication, published by the Federal Reserve System Board of Governors, available through the world-wide-web site of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/H15/ or any successor site or publication.

      "INDENTURE" has the meaning set forth in the Recitals.

      "INTEREST PAYMENT DATE" means a Fixed Rate Interest Payment Date or a Floating Rate Interest Payment Date.

      "INTEREST PAYMENT PERIOD" means, during the Fixed Rate Period, any semi-annual period, and during the Floating Rate Period, any quarterly period, during which interest accrues pursuant to this Indenture.

      "LONDON BANKING DAY" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

      "MAKE-WHOLE REDEMPTION AMOUNT" means:

                  (i) the sum of the present value of the aggregate principal amount outstanding of the Debentures on the Interest Payment Date falling on December 15, 2015 together with the present values of scheduled semi-annual interest payments from the Redemption Date through and including the Interest Payment Date on December 15, 2015, in each case discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate;

                  (ii) plus, (x) in the case of a Tax Event, 50 basis points and
            (y) in the case of a redemption for any other reason, 35 basis points plus, in either case, any accrued and unpaid interest, together with any Compounded Interest thereon, to the Redemption Date, as calculated by the Quotation Agent.

      "MANDATORILY DEFERRED INTEREST" means all interest deferred pursuant to
Section 2.07, as then accrued and unpaid, together with Compounded Interest thereon, if any.

      "MANDATORY DEFERRAL EVENT" has the meaning set forth in Section 2.07(b).

      "MANDATORY EXTENSION PERIOD" has the meaning set forth in Section 2.07(a).

      "MARKET DISRUPTION EVENT" means the occurrence or existence of any of the following events or sets of circumstances:

            (i) trading in securities generally on the New York Stock Exchange, the American Stock Exchange, the Nasdaq Stock Market or any other national securities, futures or options exchange or in the over-the-counter market, or trading in any securities of the Company (or any options or futures contracts related to the securities of the Company) on any exchange or in the over-the-counter market is suspended or the settlement of such trading generally is materially disrupted or minimum prices are established on any such exchange or such market by the Commission, by such exchange or by any other regulatory body or governmental authority having jurisdiction;

            (ii) a material disruption or banking moratorium shall have occurred in commercial banking or securities settlement or clearance services in the United States;

            (iii) there is such a material adverse change in general domestic or international economic, political or financial conditions, including without limitation as a result of terrorist activities, or the effect of international conditions on the financial markets in the United States shall be such, as to make it, in the Company's judgment, impracticable to proceed with the offer and sale of Common Stock; or

            (iv) an event occurs and is continuing as a result of which the offering document for such offer and sale of securities would, in the judgment of the Company, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and either (1) the disclosure of that event at such time, in the judgment of the Company, would have a material adverse effect on the business of the Company or (2) the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede the ability of the Company to consummate such transaction, provided that no single suspension period contemplated by this subsection (iv) may exceed 90 consecutive days and multiple suspension periods contemplated by this subsection (iv) may not exceed an aggregate of 180 days in any 360-day period.

      "MODEL ACT" means the Risk-Based Capital (RBC) for Insurers Model Act as prepared by the NAIC and included in the Model Laws, Regulations and Guidelines as of December 8, 2005, and as hereafter amended, modified or supplemented.

      "NAIC" means the National Association of Insurance Commissioners.

      "OPINION OF COUNSEL" means the written opinion of counsel rendered by an independent law firm which shall be reasonably acceptable to the Trustee.

      "OPTIONAL EXTENSION PERIOD" has the meaning set forth in Section 2.06(b).

      "OPTIONALLY DEFERRED INTEREST" means all interest deferred pursuant to
Section 2.06, as then accrued and unpaid, together with Compounded Interest thereon, if any.

      "PAR REDEMPTION AMOUNT" means a cash redemption price of 100% of the principal amount of the Debentures to be redeemed, plus accrued and unpaid interest, together with Compounded Interest thereon, to the Redemption Date.

      "PARITY DEBT SECURITIES" means debt securities that rank pari passu with the Debentures.

      "PARITY GUARANTEES" means guarantees that rank pari passu with the Debentures.

      "PRIMARY TREASURY DEALER" means a primary U.S. government securities dealer in New York City.

      "QUOTATION AGENT" means one of the Reference Treasury Dealers appointed by the Company.

      "RBC INSTRUCTIONS" means the RBC report including risk-based capital instructions adopted by the NAIC, as these RBC instructions may be amended by the NAIC from time to time in accordance with the procedures adopted by the NAIC.

      "REFERENCE TREASURY DEALER" means (1) Morgan Stanley & Co. Incorporated and (2) any additional Primary Treasury Dealers selected by the Company and their successors; provided, however, that if any of them ceases to be a Primary Treasury Dealer the Company will substitute therefor another Primary Treasury Dealer.

      "REFERENCE TREASURY DEALER QUOTATIONS" means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

      "REGULAR RECORD DATE" has the meaning set forth in Section 2.05(f).

      "RISK-BASED CAPITAL RATIO" means a ratio that reinsurance companies are required to calculate and report to their regulators as of the end of each year in accordance with prescribed procedures, as in effect from time to time. As of the date hereof, for any Covered Reinsurance Subsidiary this ratio equals the Total Adjusted Capital of such Covered Reinsurance Subsidiary as shown on its most recently filed Annual Statement, divided by the sum of the Company Action

Level of each Covered Insurance Subsidiary as shown on such Covered Reinsurance Subsidiary's most recently filed Annual Statement.

      "SECOND SUPPLEMENTAL INDENTURE" has the meaning set forth in the Recitals.

      "SENIOR INDEBTEDNESS" has the meaning set forth in Section 4.01.

      "STATED MATURITY" has the meaning set forth in Section 2.02.

      "TAX EVENT" means the receipt by the Company of an Opinion of Counsel, rendered by a law firm with experience in such matters, to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, (b) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations or (c) a threatened challenge asserted in connection with an audit of the Company or any of its Subsidiaries, or a threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Debentures, which amendment or change is effective or which pronouncement or decision is announced or which challenge occurs on or after the date of issuance the Debentures, there is more than an insubstantial increase in the risk that interest accruing or payable by the Company on the Debentures is not, or at any time subsequent to the Company's receipt of such Opinion of Counsel, shall not be, wholly deductible by Company for United States federal income tax purposes.

      "TIA COVENANT DEFAULT" means a Covenant Default resulting from a breach of the provisions of Section 7.4 or Section 12.2 of the Base Indenture to the extent such provisions are mandated by the Trust Indenture Act of 1939, as amended.

      "TOTAL ADJUSTED CAPITAL" means the sum of (1) a reinsurer's statutory capital and surplus as determined in accordance with the statutory accounting applicable to the annual financial statements required to be filed by the Covered Reinsurance Subsidiary under applicable laws and regulations; and (2) such other items, if any, as the RBC Instructions may provide.

      "TRAILING FOUR QUARTERS CONSOLIDATED NET INCOME AMOUNT" means, for any fiscal quarter, the sum of the Company's consolidated GAAP net income for the four fiscal quarters ending as of the last day of such fiscal quarter.

      "TREASURY RATE" means the yield, under the heading that represents the average for the week immediately prior to the applicable Redemption Date, appearing in the most recently published statistical release designated

"H.15(519)" or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the end of the relevant Interest Payment Period, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month). If such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, "Treasury Rate" means the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate will be calculated on the third Business Day preceding the Redemption Date.

      "TRUSTEE" has the meaning set forth in the Recitals.

                                   ARTICLE 2
                             TERMS OF THE DEBENTURES

      Pursuant to Section 3.1 of the Base Indenture, the Debentures are hereby established with the following terms and other provisions:

      Section 2.01 . Designation and Principal Amount. (a) There is hereby authorized a series of Debt Securities designated the "6.75% Junior Subordinated Debentures due 2065," in the initial aggregate principal amount of $400,000,000.

            (b) The Company may, from time to time, subject to compliance with any other applicable provisions of this Indenture but without the consent of the Holders, create and issue pursuant to this Indenture an unlimited principal amount of additional Debentures (in excess of any amounts theretofore issued) having the same terms and conditions to those of the other outstanding Debentures, except that any such additional Debentures
      (i) may have a different issue date and issue price from other outstanding Debentures and (ii) may have a different amount of interest payable on the first Interest Payment Date after issuance than is payable on other outstanding Debentures. Such additional Debentures shall constitute part of the same series of Debentures hereunder, unless any such adjustment pursuant to this Section 2.01(b) shall cause such additional Debentures to constitute, as determined pursuant to an Opinion of Counsel, a different class of securities than the original series of Debentures for U.S. federal income tax purposes.

      Section 2.02 . Issue Date; Maturity. The Debentures shall be issued as of the date hereof; and the stated maturity of the principal amount of the Debentures shall be December 15, 2065 (the "STATED MATURITY").

      Section 2.03 . Place of Payment and Surrender for Registration of Transfer. Payment of principal of (and premium, if any) and interest on Debentures shall be made, the transfer of Debentures will be registrable and Debentures will be exchangeable for Debentures of other denominations of a like principal amount at the office or agency of the Company maintained for such purpose, initially the Corporate Trust Office of the Trustee. Payment of any principal (and premium, if any) and interest on Debentures issued as Global Debentures shall be payable by the Company through the Paying Agent to the Depositary in immediately available funds. At the Company's option, interest on Debentures issued in physical form may be payable (i) by a U.S. Dollar check drawn on a bank in The City of New York mailed to the address of the Person entitled thereto as such address shall appear in the Security Register, or (ii) upon application to the Security Registrar not later than the relevant Regular Record Date by a Holder of a principal amount of the Debentures in excess of $5,000,000, by wire transfer in immediately available funds, which application shall remain in effect until the Holder notifies, in writing, the Security Registrar to the contrary.

      Section 2.04 . Registered Securities; Form; Denominations; Depositary. (a) The Debentures shall be issued in fully registered form as Registered Securities and shall be initially issued in the form of one or more permanent Global Notes (the "GLOBAL DEBENTURES"), in the form of Exhibit A hereto. The Debentures shall not be issuable in bearer form. The terms and provisions contained in the form of Debenture shall constitute, and are hereby expressly made, a part of the Indenture, and the Company and the Trustee, by their execution and delivery of the Indenture, expressly agree to such terms and provisions and to be bound thereby.

      (b) The Debentures shall be issued in denominations of $1,000 and whole multiples thereof.

      Section 2.05 . Interest.

      (a) Fixed Rate Period. (i) Subject to the provisions of Section 2.06,
Section 2.07 and Section 2.08, during the Fixed Rate Period, the Debentures shall accrue interest at a rate per annum of 6.75% (the "FIXED RATE") of the principal amount of $1,000 per Debenture, payable semi-annually in arrears on June 15 and December 15 of each year (each, a "FIXED RATE INTEREST PAYMENT DATE"), commencing on June 15, 2006, to the Person in whose name the Debenture is registered in the Security Register at the close of business on the Regular Record Date.

           (ii) The amount of interest payable for any Interest Payment Period during the Fixed Rate Period will be computed as follows:

                  (A) for any full Interest Payment Period, on the basis of a
            360-day year of twelve 30-day months;

                  (B) for any period shorter than a full Interest Payment
            Period, on the basis of a 30-day month; and

                  (C) for any period shorter than a 30-day month, on the basis of the actual number of days elapsed in the 30-day month.

           (iii) In the event that any Fixed Rate Interest Payment Date is not a Business Day, payment of the interest payable on such Fixed Rate Interest Payment Date shall be made on the next succeeding day that is a Business Day without any interest or other payment in respect of any such delay.

      (b) Floating Rate Period. (i) Subject to the provisions of Section 2.06,
Section 2.07 and Section 2.08, during the Floating Rate Period, the Debentures shall accrue interest at an annual rate of 3-month LIBOR plus a margin equal to
266.5 basis points (the "FLOATING RATE"), payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year (each, a "FLOATING RATE INTEREST PAYMENT DATE"), commencing on March 15, 2016 to the Person in whose name the Debenture is registered in the Security Register at the close of business on the applicable Regular Record Date.

            (ii) The amount of Floating Rate interest payable on the Debentures for any Interest Payment Period will be computed on the basis of a 360-day year and the actual number of days elapsed in the 360-day year.

            (iii) If a scheduled Floating Rate Interest Payment Date is not a Business Day, such Interest Payment Date shall be postponed to the next succeeding day that is a Business Day; provided that if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding Business Day.

      (c) Period of Accrual. Subject to Section 2.05(a)(iii), interest will accrue from and including the last date in respect of which interest has been paid or duly provided for to but excluding the Interest Payment Date on which the interest is actually paid or the Stated Maturity, as the case may be.

      (d) Duties of Calculation Agent. The Calculation Agent will calculate the Floating Rate for the Debentures and the amount of interest payable on each

Floating Rate Interest Payment Date. Promptly upon such determination, the Calculation Agent will notify the Company and, if the Trustee is not then serving as the Calculation Agent, the Trustee, of the Floating Rate for the new quarterly Interest Payment Period. The Floating Rate determined by the Calculation Agent, absent manifest error, will be binding and conclusive on the Company, the Holders and the Trustee. All percentages resulting from any interest rate calculation will be rounded upward or downward, as appropriate, to the next higher or lower one hundred-thousandth of a percentage point.

      (e) Unpaid Interest. Interest not paid on any Interest Payment Date, including any interest deferred during any Extension Period, will accrue and compound at the from time to time then applicable interest rate (whether semi-annually at the Fixed Rate or quarterly at the Floating Rate, as the case may be). Subject to Section 2.05(a)(iii), such interest will accrue and compound to the date that it is actually paid.

      (f) Regular Record Dates. The Regular Record Dates for the Debentures shall be:

            (i) as long as the Debentures remain in book-entry only form or are represented by a Global Debenture, the Business Day next preceding the corresponding Interest Payment Date; or

            (ii) if such Debentures are issued in definitive form, on such Business Day selected by the Company that is at least one Business Day prior to the corresponding Interest Payment Date.

      (g) Allocation of Interest Payments. Any interest payment made will first be allocated to payment of the interest due and payable on that Interest Payment Date. Any interest payment in excess of the amount of the interest due and payable on that Interest Payment Date will be applied first against any then existing accrued and unpaid interest, in chronological order beginning with the earliest unpaid Interest Payment Date, and then against any accrued and unpaid Compounded Interest.

      (h) Additional Interest. Additional Interest, as defined in the Base Indenture, shall not apply to the Debentures.

      Section 2.06 . Optional Deferral Of Interest.

      (a) Article XVIII of the Base Indenture shall be superseded by this
Section 2.06 with respect to the Debentures.

      (b) Optional Extension Period. Subject to Section 2.08, as long as no Event of Default or Mandatory Deferral Event has occurred and is continuing, the

Company shall have the right at any time and from time to time, to defer payments of interest on the Debentures by extending the Interest Payment Period on the Debentures for a period (an "OPTIONAL EXTENSION PERIOD") not exceeding ten years, during which Optional Extension Period deferred interest on the Debentures shall not be due and payable. Subject to Section 2.08 and the above requirements, prior to the termination of any Extension Period, the Company may further defer payments of interest by further extending such Extension Period. Upon the termination of any Extension Period and the payment of all accrued and unpaid interest, together with any Compounded Interest thereon, the Company may commence a new Extension Period, subject to Section 2.08 and the above requirements, there being no limit on the number of such new Extension Periods the Company may begin.

      (c) Covenants. During an Optional Extension Period, the Company shall be subject to the limitations set forth in Section 3.01 of this Second Supplemental Indenture.

      (d) Notices. The Company shall give notice of its election to defer payments of interest on the Debentures for an Optional Extension Period at least ten Business Days prior to the first Interest Payment Date during such Optional Extension Period as follows:

            (i) by first class mail, postage prepaid, addressed to the Holders;
      or

            (ii) as to any Global Debenture registered in the name of DTC or its nominee, by e-mail, fax, or any other manner as agreed to by the Company and the Holder of the Global Debenture.

      Copies of any such notice to a Holder, if given by the Company, shall be mailed to the Trustee at the same time.

      Section 2.07 . Mandatory Deferral of Interest.

      (a) Mandatory Extension Period. Subject to Section 2.08, if and to the extent that a Mandatory Deferral Event has occurred and is continuing as of any Interest Payment Date, the Company shall defer payments of interest on the Debentures by extending the Interest Payment Period on the Debentures for a period not exceeding ten years (a "MANDATORY EXTENSION PERIOD"), during which Mandatory Extension Period deferred interest on the Debentures shall not be due and payable, except to the extent that any such payment is made using the Alternative Coupon Satisfaction Mechanism.

      (b) Mandatory Deferral Event. "MANDATORY DEFERRAL EVENT" means a determination by the Company that any of the following conditions exists as of any Interest Payment Date:

            (i) the Risk-Based Capital Ratio for any Covered Reinsurance Subsidiary is less than 175% of the Company Action Level for such Covered Reinsurance Subsidiary, in each case based on the most recent annual financial statements that such Covered Reinsurance Subsidiary has filed with applicable state insurance commissioners; or

            (ii) (x) the Trailing Four Quarters Consolidated Net Income Amount for the period ending on the fiscal quarter that is two fiscal quarters prior to the most recently completed fiscal quarter prior to such Interest Payment Date is zero or a negative amount, and (y) the Adjusted Stockholders' Equity Amount as of such most recently completed quarter and as of the end of the fiscal quarter that is two quarters prior to such most recently completed fiscal quarter has declined by 10% or more as compared to the Adjusted Stockholders' Equity Amount at the end of the fiscal quarter (the "BENCHMARK QUARTER") that is ten quarters prior to such most recently completed fiscal quarter.

      If the Company fails to satisfy either of the above tests for any Interest Payment Date, the limitation on the Company's ability to make interest payments on the Debentures will continue until the Company is able again to satisfy both tests for an Interest Payment Date. In addition, in the case of a Mandatory Deferral Event arising under clause (ii) above, the restriction on interest payments will continue until the Company satisfies both of the tests in clauses
(i) and (ii) above for an Interest Payment Date and the Company's Adjusted Stockholders' Equity Amount has increased, or has declined by less than 10%, in either case as compared to the Adjusted Stockholders' Equity Amount at the end of the Benchmark Quarter for each Interest Payment Date as to which interest payment restrictions were imposed under clause (ii) above.

      (c) Changes in GAAP. If, because of a change in GAAP that results in a cumulative effect of a change in an accounting principle or a restatement, (i) the Company's consolidated net income is higher or lower than it would have been absent such change, then, for purposes of the calculations described in paragraph (b)(ii) of this Section 2.07, commencing with the fiscal quarter for which such change in GAAP becomes effective, such consolidated net income shall be calculated on a pro forma basis as if such change had not occurred or (ii) the Adjusted Stockholders' Equity Amount as of a fiscal quarter end is higher or lower than it would have been absent such change, then, for purposes of the calculations described in paragraph (b)(ii) of this Section 2.07, commencing with the fiscal quarter for which such change in GAAP becomes effective, the

Adjusted Common Stockholders' Equity Amount shall be calculated on a pro forma basis as if such change had not occurred.

      (d) Covenants. During a Mandatory Extension Period, the Company shall be subject to the limitations set forth in Section 3.01 and Section 3.02 of this Second Supplemental Indenture.

      (e) Foregone Interest. By acquiring a Debenture or an interest therein, each Holder or beneficial owner of a Debenture, as the case may be, agrees that in the event of a Bankruptcy Default prior to the Stated Maturity or redemption of the Debentures, any unpaid Mandatorily Deferred Interest in excess of 25% of the then outstanding principal amount of such Holder's Debenture (or the portion of such Debenture in which such beneficial owner holds an interest) (the "FOREGONE INTEREST") shall not be due and payable and no Holder or beneficial owner will have any claim for, and thus any right to receive, such Foregone Interest.

      (f) Payment of Mandatorily Deferred Interest. Mandatorily Deferred Interest on the Debentures may only be satisfied using the Alternative Coupon Satisfaction Mechanism except upon an Event of Default, in which case such Mandatorily Deferred Interest may be satisfied without regard to the Alternative Coupon Satisfaction Mechanism. In the event that a Mandatory Deferral Event is no longer continuing, subsequent interest may be paid in cash without regard to the Alternative Coupon Satisfaction Mechanism.

      (g) Notices. By not later than the 15th day prior to each Interest Payment Date for which the Interest Payment Period is being extended by reason of a Mandatory Deferral Event, the Company shall give notice of such Mandatory Extension Period as follows:

            (i) by first class mail, postage prepaid, addressed to the Holders;
      or

            (ii) as to any Global Debenture registered in the name of DTC or its nominee, by e-mail, fax, or any other manner as agreed to by the Company and the Holder of the Global Debenture.

      Such notice, in addition to stating that interest payments will be deferred, shall set forth (x) the Risk-Based Capital Ratio for any relevant Covered Reinsurance Subsidiary, if the Mandatory Deferral Event has been triggered by the test set forth in Section 2.07(b)(i) hereof, or (y) the Trailing Four Quarters Consolidated Net Income Amount and the Adjusted Stockholders' Equity Amount for the relevant periods and dates, if the Mandatory Deferral Event has been triggered by the test set forth in Section 2.07(b)(ii) hereof, and, in either case, (z) the amount by which the Risk-Based Capital Ratio or the Adjusted Stockholders' Equity Amount, as the case may be, must increase in order for the

Mandatory Deferral Event to cease and for interest payments to be resumed. Copies of any such notice to a Holder, if given by the Company, shall be mailed to the Trustee at the same time.

      Section 2.08 . Deferral of Interest in General. (a) Any unpaid interest accrued during any Extension Period, including Compounded Interest, will in all events be due and payable upon the Stated Maturity, subject, in the case of Foregone Interest, to Section 2.07(e).

      (b) At the termination of any Extension Period, the Company shall pay all deferred interest then accrued and unpaid, together with Compounded Interest, on the Interest Payment Date on which such Extension Period terminates, subject to
Section 2.07. An Extension Period will be deemed to terminate upon any redemption or upon any acceleration of the Stated Maturity.

      (c) In no event shall any Extension Period, whether or not consisting of consecutive Interest Payment Periods, (i) exceed ten years, (ii) end on a date other than an Interest Payment Date or (iii) extend beyond the Stated Maturity. For purposes of calculating the foregoing limitation on Extension Periods, (x) only when all accrued and unpaid interest, together with any Compounded Interest thereon, has been paid will any Interest Payment Period during which interest has been deferred no longer be included; and (y) after the commencement of an Extension Period, the period from the first Interest Payment Date for which interest was deferred pursuant to Section 2.06 or Section 2.07 and ending on the Interest Payment Date on which all interest that was deferred pursuant to
Section 2.06 or Section 2.07, including Compounded Interest, is paid in full, shall be included for purposes of calculating the length of an Extension Period.

      Section 2.09 Right to Optional Redemption by the Company. (a) The Company may, at its option, redeem the Debentures:

            (i) in whole or in part, on or after December 15, 2015, at the Par Redemption Amount; provided that if the Debentures are not redeemed in whole, at least $50 million aggregate principal amount of the Debentures (excluding Debentures held by the Company or any of its Affiliates) remains outstanding after giving effect to such redemption; or

            (ii) in whole, prior to December 15, 2015, at a cash redemption price of the greater of (A) the Par Redemption Amount and (B) the Make-Whole Redemption Amount.

      (b) The Company may not redeem fewer than all outstanding Debentures unless all accrued and unpaid interest on the Debentures, together with any Compounded Interest thereon, has been paid in full for all Interest Payment Periods terminating on or prior to the Redemption Date.

      (c) The date fixed for redemption of any Debentures as a result of a Tax Event will be within 180 days following the occurrence of the Tax Event; provided, however, that if at the time the Company is able to eliminate, within the 180 day period, the Tax Event by taking some ministerial action that has no adverse effect on the Company or the Holders, the Company shall pursue such action in lieu of redemption; provided, further, that the Company will have no right or obligation to redeem the Debentures while it is pursuing such ministerial action.

      (d) Article XIII of the Base Indenture shall be applicable to the Debentures, except that:

            (i) "Tax Event" in the Base Indenture shall have the meaning set forth in Section 1.01(g) hereof;

            (ii) "Redemption Price" in the Base Indenture shall mean, in the case of a redemption of the Debentures in whole or in part on or after December 15, 2015, the Par Redemption Amount, and in the case of a redemption in whole prior to December 15, 2015, the greater of (A) the Par Redemption Amount and (B) the Make-Whole Redemption Amount; and

            (iii) Section 13.8 of the Base Indenture shall not apply.

      Section 2.10 . Events of Default. (a) Section 5.1 of the Base Indenture is hereby amended and supplemented with respect to the Debentures by deleting clauses (1), (3) and (4) thereof and adding the following additional Event of
Default:

            (i) the Company defaults in the payment of interest on any of the Debt Securities when such interest becomes due and payable and such default continues for a period of 30 calendar days, whether or not such payment is prohibited by the subordination provisions of the Indenture; provided that the deferral of interest pursuant to a valid Extension Period satisfying Section 2.06, Section 2.07 and Section 2.08, as applicable, of the Second Supplemental Indenture shall not constitute a default in the payment of interest.

      (b) The first paragraph of Section 5.2 of the Base Indenture is hereby modified with respect to the Debentures by replacing the same with the following: "If an Event of Default with respect to the Debt Securities of any series at the time Outstanding occurs and is continuing, then in every such case the Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of such series may declare the principal amount of all the Debt Securities of such series to be due and payable immediately, by a notice in writing to the Company

(and to the Trustee if given by Holders), and upon any such declaration, such principal amount, plus accrued and unpaid interest (other than Foregone Interest, in the event of a Bankruptcy Default), and premium, if payable, shall become immediately due and payable; provided, however, the payment of such principal, premium, if any, and interest, if any, on the Debt Securities of such series shall remain subordinated to the extent provided in the Indenture. Upon payment of such amount in the Currency in which such Debt Securities are denominated (except as otherwise provided pursuant to Sections 3.1 or 3.10), all obligations of the Company in respect of the payment of principal of the Debt Securities of such series shall terminate."

      Section 2.11 . Covenant Defaults. (a) The Base Indenture is hereby amended and supplemented with respect to the Debentures as follows:

            (i) The last paragraph of Section 5.3 is amended in its entirety as follows: "If an Event of Default or a TIA Covenant Default with respect to Debt Securities of any series occurs and is continuing, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders of Debt Securities of such series by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy."

            (ii) Section 5.3 is further supplemented by adding the following paragraph following the last paragraph, as amended, in clause (i) above:
      "If a Covenant Default with respect to the Debt Securities of any series occurs and is continuing, the Trustee may in its discretion proceed to protect and enforce its rights by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy. If a Covenant Default other than a TIA Covenant Default with respect to the Debt Securities of any series occurs and is continuing, and then only if the Trustee is directed by Holders pursuant to and in accordance with Section 5.12 of the Base Indenture, the Trustee shall proceed to protect and enforce the rights of the Holders of Debt Securities of such series by such appropriate judicial proceedings as such Holders shall so direct to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy."

            (iii) Section 5.7, clause (1) is amended in its entirety as follows:
      "such Holder has previously given written notice to the Trustee of a continuing Event of Default or Covenant Default, as the case may be, with respect to such series."

            (iv) Section 5.7, clause (2) is amended in its entirety as follows:
      "the Holders of not less than 25% in principal amount, in the case of an Event of Default, or a majority in principal amount, in the case of a Covenant Default, of the Outstanding Debt Securities of such series shall have made written request to the Trustee to institute proceedings in respect of such Event of Default or such Covenant Default, as the case may be, in its own name as Trustee hereunder."

            (v) Section 5.11 is amended in its entirety as follows: "No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default or Covenant Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or Covenant Default or any acquiescence therein. Every right and remedy given by this Indenture or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be".

            (vi) Section 6.1(b) is amended in its entirety as follows: "In case an Event of Default or a TIA Covenant Default with respect to Debt Securities of any series has occurred and is continuing, the Trustee shall, with respect to the Debt Securities of such series, exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs."

            (vii) The first paragraph of Section 6.8(c) is amended in its entirety as follows: "For the purposes of this Section, the Trustee shall be deemed to have a conflicting interest with respect to the Debt Securities of any series, if there shall exist an Event of Default or Covenant Default (as such term is defined herein or in the Second Supplemental Indenture, but exclusive of any period of grace or requirement of notice) with respect to such Debt Securities and"

      (b) Notwithstanding the foregoing, a Covenant Default shall not constitute an Event of Default and shall not give rise to any of the rights or duties set forth in Section 5.2 of the Base Indenture, as amended and supplemented with respect to the Debentures by this Second Supplemental Indenture.

      Section 2.12 . Designation of Depositary. Initially, the Depositary for the Debentures will be The Depository Trust Company. The Global Debentures will be registered in the name of the Depositary or its nominee, Cede & Co., and delivered by the Trustee to the Depositary or a custodian appointed by the Depositary for crediting to the accounts of its participants.

      Section 2.13 . Conversion. The Debentures will not be convertible into shares of Common Stock or any other security.

      Section 2.14 . Definitive Form of Debentures. The Debentures will be issued in definitive form only under the limited circumstances set forth in
Section 3.4(c) of the Base Indenture.

      Section 2.15 . Company Reports. The provisions of Section 7.4 of the Base Indenture relating to the nature, content and date for reports by the Company to the Holders, to the extent such provisions are mandated by the Trust Indenture Act of 1939, as amended, shall apply to the Debentures.

      Section 2.16 . Other. (a) The provisions contained in Articles XIV, XVI, XVIII and XIX of the Base Indenture, the definition of "Senior Indebtedness" and any provisions in the Base Indenture relating to an RGA Capital Trust shall not apply to the Debentures.

      (b) The Company agrees, and by acquiring an interest in a Debenture each beneficial owner of a Debenture agrees, to treat the Debentures as indebtedness for U.S. federal income tax purposes.

                                   ARTICLE 3
                                   COVENANTS

      Article XII of the Base Indenture is hereby supplemented with respect to the Debentures by the following additional covenants of the Company:

      Section 3.01 . Limitation on Company Payments. During any Extension Period and until such time as all accrued but unpaid interest, together with any Compounded Interest thereon, is paid in full, the Company shall not (and shall not permit any of its Subsidiaries to):

      (a) declare or pay any dividends on, make distributions regarding, or redeem, purchase, acquire, or make a liquidation payment with respect to, any shares of the capital stock of the Company, other than:

            (i) purchases of capital stock of the Company in connection with any employee or agent benefit plans or the satisfaction of the Company's obligations under any contract or security outstanding on such date requiring the Company to purchase its capital stock, or under any dividend reinvestment plan;

            (ii) in connection with the reclassification of any class or series of capital stock of the Company or the exchange or the conversion of one class or series of the capital stock of the Company for or into another class or series of the capital stock of the Company;

            (iii) the purchase of fractional interests in shares of the capital stock of the Company in connection with the conversion or exchange provisions of such capital stock or the security being converted or exchanged;

            (iv) dividends or distributions in the Company's capital stock, or rights to acquire Common Stock, or repurchases or redemptions of Common Stock solely from the issuance or exchange of Common Stock;

            (v) any declaration of a dividend in connection with the implementation of a shareholder rights plan, or the issuances of capital stock under any such plan in the future, or redemptions or repurchases of any rights outstanding pursuant to a Company shareholder rights plan; or

            (vi) acquisitions of Common Stock in connection with any acquisitions of businesses made by the Company (which acquisitions by the Company are made in connection with the satisfaction of indemnification obligations of the sellers of such businesses);

      (b) make any payment of principal of, or interest or premium, if any, on, or repay, repurchase or redeem any debt securities issued by the Company that rank pari passu with or junior in interest to the Debentures other than any payment, repurchase or redemption in respect of Parity Debt Securities made ratably and in proportion to the respective amount of (1) accrued and unpaid amounts on such Parity Debt Securities, on the one hand, and (2) accrued and unpaid amounts on the Debentures, on the other hand; and

      (c) make any guarantee payments with respect to any guarantee by the Company of the Debt Securities of any Subsidiary of the Company, if such guarantee ranks pari passu with or junior in interest to the Debentures, other than any payment in respect of Parity Guarantees made ratably and in proportion to the respective amount of (1) accrued and unpaid amounts on such Parity Guarantees, on the one hand, and (2) accrued and unpaid amounts on the Debentures, on the other hand.

      Section 3.02 . Sale of Common Stock During Mandatory Deferral Event. (a) During the one year period immediately following the occurrence of a Mandatory Deferral Event the Company may satisfy, and after such period the Company must (except upon an Event of Default with respect to the Debentures) use Commercially Reasonable Efforts to satisfy, its obligation to pay interest on the Debentures by selling Common Stock (the "ALTERNATIVE COUPON SATISFACTION MECHANISM"). The proceeds of the sale of such Common Stock shall be paid to the Holders, in satisfaction of the accrued but unpaid interest, together with any Compounded Interest thereon, on the Debentures.

      (b) The net proceeds received by the Company from the issuance of Common Stock (i) during the 180 days prior to any Interest Payment Date on which the Company intends to use the Alternative Coupon Satisfaction Mechanism and (ii) designated by the Company at or before the time of such issuance as available to pay interest on the Debentures will, at the time such proceeds are delivered to the Trustee to satisfy the relevant interest payment, be deemed to satisfy the Company's obligations to pay interest on the Debentures pursuant to the Alternative Coupon Satisfaction Mechanism pursuant to the preceding clause (a).

      (c) In the event that the Company extends the Interest Payment Period on the Debentures and on other Parity Debt Securities that contain similar requirements to pay Mandatorily Deferred Interest pursuant to the Alternative Coupon Satisfaction Mechanism, the Company will apply any net proceeds so raised on a pro rata basis towards its obligations to pay interest on the Debentures and on such Parity Debt Securities.

                                   ARTICLE 4
                                 SUBORDINATION

      Section 4.01 . Senior Indebtedness. Article XVII of the Base Indenture shall be applicable to the Debentures except that "Senior Indebtedness" for all purposes of Article XVII of the Base Indenture shall mean the principal of, premium, if any, and interest on:

      (a) all indebtedness of the Company, whether outstanding on the date of the issuance of the Debentures or thereafter created, incurred or assumed, which is for money borrowed (including, without limitation the 5.75% Junior Subordinated Deferrable Interest Debentures due 2051 issued under the First Supplemental Indenture), or which is evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets, including securities;

      (b) all obligations of the Company under leases required or permitted to be capitalized under GAAP;

      (c) any indebtedness of any other Person of the kinds described in the preceding clause (a), for the payment of which the Company is responsible or liable as guarantor or otherwise; and

      (d) amendments, modifications, renewals, extensions, deferrals and refundings of any of the forgoing types of indebtedness.

Senior Indebtedness shall continue to be Senior Indebtedness and to be entitled to the benefits of the subordination provisions of the Indenture irrespective of any amendment, modification or waiver of any term of the Senior Indebtedness, or any extension or renewal of the Senior Indebtedness. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness shall not include (i) indebtedness incurred for the purchase of goods or materials or for services obtained in the ordinary course of business, (ii) any indebtedness which by its terms is expressly made pari passu with or subordinated to the Debentures and
(iii) obligations by the Company owed to its Subsidiaries.

                                   ARTICLE 5
                                 MISCELLANEOUS

      Section 5.01 . Meetings and Voting. (a) Section 9.3 of the Base Indenture is hereby amended and supplemented with respect to the Debentures such that the request of the Holders of at least 20% of the Outstanding Debt Securities of a series or of all series, as the case may be, shall be required to call a meeting of Holders.

      (b) With respect to the Debentures, any request, demand, authorization, direction, notice, consent, waiver or other action provided by the Base Indenture to be given or taken by Holders may be embodied in one or more instruments of substantially similar tenor signed by such Holders in person or by an agent or proxy duly appointed in writing; and, except as otherwise expressly provided in the Base Indenture, such action will become effective when such instrument or instruments are delivered to the Trustee and, where expressly required, to the Company. Whenever Holders of a specified percentage in aggregate principal amount may take any act, such act may be evidenced by: (i) instruments executed by Holders; (ii) the record of Holders voting in favor thereof at any meeting of the Holders; or (iii) a combination of such instruments and any such record of such a meeting of Holders.

      Section 5.02 . Ratification of Indenture. The Base Indenture, as supplemented and amended by this Second Supplemental Indenture, is ratified and confirmed, and this Second Supplemental Indenture shall be deemed part of the Base Indenture with respect to the Debentures in the manner and to the extent herein and therein provided. If any provision of this Second Supplemental indenture is inconsistent with a provision of the Base Indenture, the terms of this Second Supplemental Indenture shall control.

      Section 5.03 . Debentures Unaffected by First Supplemental Indenture. The First Supplemental Indenture does not apply to the Debentures. To the extent the terms of the Base Indenture are amended by the First Supplemental Indenture, no such amendment shall relate to the Debentures. To the extent the terms of the Base Indenture are amended as provided herein, no such amendment shall in any way affect the terms of the First Supplemental Indenture or any other series of Debt Securities. This Second Supplemental Indenture shall relate solely to the Debentures.

      Section 5.04 . Trustee Not Responsible for Recitals. The recitals contained herein are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture.

      Section 5.05 . Governing Law. This Second Supplemental Indenture and the Debentures shall be governed by, and construed in accordance with, the laws of the State of New York.

      Section 5.06 . Severability. In case any one or more of the provisions contained in this Second Supplemental Indenture or in the Debentures shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Second Supplemental Indenture or of the Debentures, but this Second Supplemental Indenture and the Debentures shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

      Section 5.07 . Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

      Section 5.08 . Successors and Assigns. All covenants and agreements in the Indenture by the Company shall bind its successors and assigns, whether expressed or not. The Company will have the right at all times to assign any of its respective rights or obligations under the Indenture to a direct or indirect wholly owned Subsidiary of the Company; provided that, in the event of any such assignment, the Company will remain liable for all of its respective obligations. Subject to the foregoing, the Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. The Indenture may not otherwise be assigned by the parties thereto.

      IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, on the date or dates indicated in the acknowledgments and as of the day and year first above written.

                                     REINSURANCE GROUP OF AMERICA, INCORPORATED

                                     as the Company

                                     By:  /s/ Todd C. Larson
                                          --------------------------------------
                                          Name: Todd C. Larson
                                          Title: Senior Vice President,
                                                 Controller & Treasurer

                                     THE BANK OF NEW YORK

                                     as Trustee

                                     By:  /s/ Jeremy Finkelstein
                                          --------------------------------------
                                          Name: Jeremy Finkelstein
                                          Title: Assistant Vice President

                                                                       EXHIBIT A

                               [FACE OF DEBENTURE]

THIS DEBENTURE IS A GLOBAL DEBENTURE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF CEDE & CO. AS NOMINEE OF THE DEPOSITORY TRUST COMPANY (THE "DEPOSITARY"), OR A NOMINEE OF THE DEPOSITARY. THIS DEBENTURE IS EXCHANGEABLE FOR DEBENTURES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS DEBENTURE (OTHER THAN A TRANSFER OF THIS DEBENTURE AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY) MAY BE REGISTERED UNLESS AND UNTIL THIS DEBENTURE IS EXCHANGED IN WHOLE OR IN PART FOR DEBENTURES IN DEFINITIVE FORM. UNLESS (A) THIS DEBENTURE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TO REINSURANCE GROUP OF AMERICA, INCORPORATED OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, (B) ANY DEBENTURE ISSUED IS REGISTERED IN THE NAME REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY AND (C) ANY PAYMENT HEREON IS MADE TO THE BANK OF NEW YORK, AS TRUSTEE, OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), AND EXCEPT AS OTHERWISE PROVIDED IN THE INDENTURE, ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

                   REINSURANCE GROUP OF AMERICA, INCORPORATED

                  6.75% JUNIOR SUBORDINATED DEBENTURE DUE 2065

CERTIFICATE NO.:_______                                             $___________
CUSIP NO: 759351 AE 9

      This Debenture is one of a duly authorized series of Debt Securities of REINSURANCE GROUP OF AMERICA, INCORPORATED (the "DEBENTURES"), all issued under and pursuant to a Junior Subordinated Indenture dated as of December 18, 2001, duly executed and delivered by REINSURANCE GROUP OF AMERICA, INCORPORATED, a Missouri corporation (the "COMPANY," which term includes any successor corporation under the Indenture hereinafter referred to), and The Bank of New York, a New York banking corporation, as Trustee (the "TRUSTEE"), as supplemented by the Second Supplemental Indenture thereto dated as of December 8, 2005, between the Company and the Trustee, to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Debentures. By the terms of the Indenture, the Debentures are issuable in series that may vary as to amount, date of maturity, rate of interest and in other respects as provided in the Indenture.

      The Company, for value received, hereby promises to pay to Cede & Co., as nominee of The Depository Trust Company or its registered assigns, the principal sum of ________________________________ U.S. Dollars ($_____________) on
December 15, 2065, as increased or decreased as provided for in Schedule 1 hereto.

      Subject to Section 2.06, Section 2.07 and Section 2.08 of the Second Supplemental Indenture, Interest Payment Dates during the Fixed Rate Period:
June 15 and December 15, commencing on June 15, 2006.

      Subject to Section 2.06, Section 2.07 and Section 2.08 of the Second Supplemental Indenture, Interest Payment Dates during the Floating Rate Period:
March 15, June 15, September 15 and December 15, commencing on March 15, 2016.

      Reference is hereby made to the further provisions of this Debenture set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

      IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed manually or by facsimile by its duly authorized officers under its corporate seal.

                                     REINSURANCE GROUP OF AMERICA, INCORPORATED

                                     as the Company

                                     By:
                                          ______________________________________
                                          Name:
                                          Title:

                     TRUSTEE'S CERTIFICATE OF AUTHENTICATION

This is one of the 6.75% Junior Subordinated Debentures due 2065 issued under the within mentioned Indenture.

THE BANK OF NEW YORK, as Trustee

By:
   __________________________________
           Authorized Signatory

Dated: December 8, 2005

                             [REVERSE OF DEBENTURE]

                   REINSURANCE GROUP OF AMERICA, INCORPORATED

                  6.75% JUNIOR SUBORDINATED DEBENTURES DUE 2065

      To the extent that any rights or other provisions of this Debenture differ from or are inconsistent with those contained in the Indenture, then the Indenture shall control. Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

      1. Principal and Interest

      REINSURANCE GROUP OF AMERICA, INCORPORATED, a Missouri corporation (including any successor corporation under the Indenture hereinafter referred to, the "COMPANY"), promises to pay interest on the principal amount of this Debenture at the Fixed Rate from December 8, 2005 to December 15, 2015, and at the Floating Rate from December 15, 2015 to the Stated Maturity.

      Subject to Section 2.06, Section 2.07 and Section 2.08 of the Second Supplemental Indenture, (a) during the Fixed Rate Period, this Debenture will accrue interest at a rate per annum of 6.75% of the principal amount of $1,000 per Debenture, payable semi-annually in arrears on June 15 and December 15 of each year (each a "FIXED RATE INTEREST PAYMENT DATE"), commencing on June 15, 2006 and (b) during the Floating Rate Period, this Debenture will accrue interest at a rate per annum of 3-month LIBOR plus a margin equal to 266.5 basis points, payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year (each a "FLOATING RATE INTEREST PAYMENT DATE" and together with the Fixed Rate Interest Payment Date, an "INTEREST PAYMENT DATE"), commencing on March 15, 2016. Interest not paid on any Interest Payment Date, including any interest deferred during any Extension Period, will accrue and compound at the from time to time then applicable interest rate (whether semi-annually at the Fixed Rate or quarterly at the Floating Rate, as the case may be), as provided in the Indenture. Subject to Section 2.05(a)(iii), such interest will accrue and compound to the date that it is actually paid.

      The amount of interest on this Debenture payable for any Interest Payment Date during the Fixed Rate Period shall be computed (i) for any full Interest Payment Period on the basis of a 360-day year of twelve 30-day months, (ii) for any period shorter than a full Interest Payment Period, on the basis of a 30-day month and (iii) for any period shorter than a 30-day month, on the basis of the actual number of days elapsed in the 30-day month. Floating Rate interest on this

Debenture shall be computed on the basis of a 360-day year and the actual number of days elapsed in the 360-day year.

      2. Optional Deferral of Interest

      Subject to Section 2.06 and Section 2.08 of the Second Supplemental Indenture, as long as no Event of Default or Mandatory Deferral Event has occurred and is continuing, the Company shall have the right at any time and from time to time, to defer payments of interest on the Debentures by extending the Interest Payment Period on the Debentures for a period (an "OPTIONAL EXTENSION PERIOD") not exceeding ten years, during which Optional Extension Period deferred interest on the Debentures shall not be due and payable. Subject to Section 2.08 and the above requirements, prior to the termination of any Extension Period, the Company may further defer payments of interest by further extending such Extension Period. Upon the termination of any Extension Period and the payment of all accrued and unpaid interest, together with any Compounded Interest thereon, the Company may commence a new Extension Period, subject to
Section 2.08 and the above requirements, there being no limit on the number of such new Extension Periods the Company may begin.

      During an Optional Extension Period, the Company shall not (and shall not permit any of its Subsidiaries to) make the payments or take any of the actions set forth in Section 3.01 of the Second Supplemental Indenture.

      3. Mandatory Deferral of Interest

      Subject to Section 2.07 and Section 2.08 of the Second Supplemental Indenture, if and to the extent that a Mandatory Deferral Event has occurred and is continuing as of any Interest Payment Date, the Company shall defer payments of interest on the Debentures by extending the Interest Payment Period on the Debentures for a period not exceeding ten years (a "MANDATORY EXTENSION PERIOD"), during which Mandatory Extension Period deferred interest on the Debentures shall not be due and payable, except to the extent that any such payment is made using the Alternative Coupon Satisfaction Mechanism.

      By acquiring this Debenture or an interest herein, the Holder or beneficial owner of this Debenture, as the case may be, agrees that in the event of a Bankruptcy Default prior to the Stated Maturity or redemption of this Debenture, any unpaid Mandatorily Deferred Interest in excess of 25% of the then outstanding principal amount of this Debenture (or the portion of this Debenture in which such beneficial owner holds an interest) (the "FOREGONE INTEREST") shall not be due and payable and no Holder or beneficial owner will have any claim for, and thus any right to receive, such Foregone Interest.

      Mandatorily Deferred Interest on the Debentures may only be satisfied using the Alternative Coupon Satisfaction Mechanism except upon an Event of Default, in which case such Mandatorily Deferred Interest may be satisfied without regard to the Alternative Coupon Satisfaction Mechanism. In the event that a Mandatory Deferral Event is no longer continuing, subsequent interest may be paid in cash without regard to the Alternative Coupon Satisfaction Mechanism.

      During a Mandatory Extension Period, the Company shall not (and shall not permit any of its Subsidiaries to) make the payments or take any of the actions set forth in Section 3.01 of the Second Supplemental Indenture.

      4. Extension Periods in General

      The Holder of this Debenture, and each beneficial owner of an interest in this Debenture, by accepting the same, agrees to and shall be bound by the deferral provisions in the Indenture, including Section 2.06, Section 2.07, and
Section 2.08 of the Second Supplemental Indenture.

      At the termination of any Extension Period, the Company shall pay all deferred interest then accrued and unpaid, together with Compounded Interest, on the Interest Payment Date on which such Extension Period terminates, subject to
Section 2.07. An Extension Period will be deemed to terminate upon any redemption or upon any acceleration of the Stated Maturity.

      In no event shall any Extension Period, whether or not consisting of consecutive Interest Payment Periods, (i) exceed ten years, (ii) end on a date other than an Interest Payment Date or (iii) extend beyond the Stated Maturity. For purposes of calculating the foregoing limitation on Extension Periods, (x) only when all accrued and unpaid interest, together with any Compounded Interest thereon, has been paid will any Interest Payment Period during which interest has been deferred no longer be included; and (y) after the commencement of an Optional Extension Period, the period from the first Interest Payment Date for which interest was deferred pursuant to Section 2.06 of the Second Supplemental Indenture and ending on the Interest Payment Date on which all interest that was deferred pursuant to such Section 2.06, including Compounded Interest, is paid in full, shall be included for purposes of calculating the length of an Optional Extension Period.

      5. Method of Payment

      Interest on this Debenture which is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name this Debenture is registered in the Security Register at the close of business on the Regular Record Date for the payment of such interest. As long as the Debentures remain in book entry form or are represented by a Global Debenture, the Regular Record Dates for this Debenture shall be the Business Day next preceding the corresponding Interest Payment Date. If the Debentures are issued in definitive form, the Regular Record Dates for this Debenture shall be such Business Day selected by the Company that is at least one Business Day prior to the corresponding Interest Payment Date.

      6. Paying Agent and Security Registrar

      Initially, The Bank of New York, the Trustee, will act as Paying Agent and Security Registrar. The Company may change the Paying Agent and Security Registrar without notice to any Holder.

      7. Indenture

      This Debenture is one of a duly authorized series of the 6.75% Junior Subordinated Debentures due 2065 (the "DEBENTURES") of the Company issued under a Junior Subordinated Indenture, dated as of December 18, 2001 (the "BASE INDENTURE"), as supplemented by a Second Supplemental Junior Subordinated Indenture dated December 8, 2005 (the "SECOND SUPPLEMENTAL INDENTURE" and, together with the Base Indenture, the "INDENTURE"), in each case, between the Company and The Bank of New York, as trustee (the "TRUSTEE"). The terms of this Debenture include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended ("TIA"). This Debenture is subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Debenture and the terms of the Indenture, the terms of the Indenture shall control. Capitalized terms used but not defined herein have the meanings assigned to them in the Indenture unless otherwise indicated.

      8. Optional Right of Redemption

      The Company may, at its option, redeem the Debentures (a) in whole or in part, on or after December 15, 2015 at the Par Redemption Amount; provided that if the Debentures are not redeemed in whole, at least $50 million aggregate principal amount of the Debentures (excluding Debentures held by the Company or any of its Affiliates) remains outstanding after giving effect to such redemption; or (b) in whole, prior to December 15, 2015, at a cash redemption price of the greater of (i) the Par Redemption Amount and (ii) the Make-Whole Redemption Amount.

      9. No Sinking Fund.

      The Debentures will not be subject to a sinking fund provision.

      10. Subordination

      The payment of principal of and interest on this Debenture is, to the extent and in the manner provided in the Indenture, subordinated and subject in right of payment to the prior payment in full of all amounts then due on all Senior Indebtedness of the Company, and this Debenture is issued subject to such subordination provisions contained in the Indenture. Each Holder of this Debenture, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on such Holder's behalf to take such action as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Trustee such Holder's attorney-in-fact for any and all such purposes.

      11. Defaults and Remedies

      The Indenture provides for Events of Default and remedies relating thereto with respect to the Debentures as set forth in Article V of the Base Indenture as supplemented by Section 2.10 of the Second Supplemental Indenture.

      12. Amendment; Supplement

      The Indenture provides for amendments, supplements and waivers with respect to the Indenture as set forth in Article XI of the Base Indenture.

      13. Restrictive Covenants

      The Indenture provides restrictive covenants with respect to the Debentures as set forth in Article XII of the Base Indenture as supplemented by
Article III of the Second Supplemental Indenture.

      14. Denomination; Transfer; Exchange

      The Debentures are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations herein and therein set forth, Debentures so issued are exchangeable for a like aggregate principal amount at maturity of Debentures of a different authorized denomination, as requested by the Holder surrendering the same.

      As provided in the Indenture and subject to certain limitations therein set forth, this Debenture is transferable by the registered Holder hereof on the Security Register of the Company, upon surrender of this Debenture for registration of transfer at the office or agency of the Trustee in the City and State of New York accompanied by a written instrument or instruments of transfer in form satisfactory to the Company or the Trustee, duly executed by the registered Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Debentures of authorized denominations and for the same aggregate principal amount at maturity will be issued to the designated transferee or transferees. No service charge will be made for any such transfer, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in relation thereto.

      15. Persons Deemed Owners

      The registered Holder of this Debenture shall be treated as its owner for all purposes.

      16. Tax Treatment

      The Company agrees, and by acquiring an interest in a Debenture each beneficial owner of a Debenture agrees, to treat the Debentures as indebtedness for U.S. federal income tax purposes.

      17. Defeasance

      Subject to certain conditions contained in the Indenture, the Company's obligations under the Indenture and some or all of the Debentures may at any time be terminated if the Company deposits with the Trustee cash and/or U.S. Government Obligations sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium, if any, and interest on the Debentures to Stated Maturity.

      18. No Recourse Against Others

      No recourse shall be had for the payment of the principal of or the interest on this Debenture, or for any claim based hereon. or otherwise in respect hereof, or based on or in respect of the Indenture, against any incorporator, shareholder, officer or director, past, present or future, as such, of the Company or of any predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.

      19. Authentication

      This Debenture shall not be valid until the Trustee (or authenticating agent) executes the certificate of authentication on the other side of this Debenture.

      20. Governing Law

      The Indenture and this Debenture shall be governed by, and construed in accordance with, the laws of the State of New York.

                                                                      SCHEDULE 1

             SCHEDULE OF INCREASES OR DECREASES IN GLOBAL DEBENTURE

      The following increases or decreases in this Global Debenture have been made:

                                                       Principal Amount
                 Amount of            Amount of         of Debentures
                decrease in          increase in      evidenced by this
              Principal Amount     Principal Amount    Global Debenture
               of Debentures        of Debentures       following such     Signature of
             evidenced by this    evidenced by this      decrease or        authorized
 Date        Global Debenture     Global Debenture        increase       officer of agent
------       ------------------  -------------------  -----------------  -----------------
------       ------------------  -------------------  -----------------  -----------------
------       ------------------  -------------------  -----------------  -----------------
------       ------------------  -------------------  -----------------  -----------------
------       ------------------  -------------------  -----------------  -----------------
------       ------------------  -------------------  -----------------  -----------------
------       ------------------  -------------------  -----------------  -----------------
------       ------------------  -------------------  -----------------  -----------------
------       ------------------  -------------------  -----------------  -----------------
------       ------------------  -------------------  -----------------  -----------------
------       ------------------  -------------------  -----------------  -----------------
------       ------------------  -------------------  -----------------  -----------------
------       ------------------  -------------------  -----------------  -----------------
------       ------------------  -------------------  -----------------  -----------------
------       ------------------  -------------------  -----------------  -----------------
------       ------------------  -------------------  -----------------  -----------------
------       ------------------  -------------------  -----------------  -----------------
------       ------------------  -------------------  -----------------  -----------------
------       ------------------  -------------------  -----------------  -----------------
------       ------------------  -------------------  -----------------  -----------------
------       ------------------  -------------------  -----------------  -----------------
------       ------------------  -------------------  -----------------  -----------------
------       ------------------  -------------------  -----------------  -----------------
------       ------------------  -------------------  -----------------  -----------------

                                       1